Exhibit 10.8

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Executive Agreement”) is effective this 25th day of March, 2009, by and between Mastech, Inc., a Pennsylvania corporation (hereinafter called the “Company”) and the undersigned employee, Edward Meindl (hereinafter called the “Executive”).

WHEREAS, on January 4, 2006, Company and Executive entered into an Executive Employment Agreement (together with its Schedules the “Agreement”), a copy of which is attached as Exhibit 1; and

WHEREAS, on March 18, 2009, Company and Executive entered into a second Executive Employment Agreement (together with its Schedules the “Second Agreement”); and

WHEREAS, the parties hereto find it necessary to and are desirous of setting aside the Second Agreement and reinstating the Agreement, subject to modifying certain provisions, terms and conditions as set forth herein.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and promises contained herein and in the Agreement, and other good and valid consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. The Second Agreement is voided and set aside. The parties agree that the terms and conditions of the Agreement dated January 4, 2006, are reinstated and adopted by both parties in this Executive Agreement, subject to the modifications contained in Articles 2 and 3 below.

2. Article 8, subpart b, of the Agreement will be replaced with the following

(b) Without Cause. In the event that Executive’s employment is terminated without Cause Executive will be entitled to the following.

(1) Six (6) months of Executive’s last monthly base salary, as set forth in Attachment A, less appropriate deductions, payable following Executive’s termination of employment in accordance with the Company’s regular payroll practices (“Severance Pay”).

Severance Pay will be treated as amounts paid under the Company’s generally applicable severance pay policy (“Severance Policy”) as in effect from time to time to the extent of Executive’s entitlement to payments under the Severance Policy, provided that to the extent the Severance Pay to be received by Executive during the first six (6) months after termination of employment, together with all other taxable severance payments received during that six (6)-month period (determined under Internal Revenue Code §409A and including the payments under paragraph (4) below if required), exceeds the maximum amount of severance pay permitted to be paid to a “specified employee” under Internal Revenue Code §409A, the excess Severance Pay shall be paid instead in a single lump sum on the first business day after the end of the six (6)-month period.

(2) Continued coverage under Company’s employee benefit plans (other than 401(k) or pension benefit coverage) after termination of employment for Executive and his eligible dependents, as and when provided under the Severance Policy, and subject to the payment of applicable premiums or other costs, all in accordance with the terms of the Severance Policy and the applicable benefit plans (including, without limitation, cessation of such benefits due to receiving similar benefit coverage from a new employer).

(3) Following the cessation of coverage under the Company’s group health (medical, dental, vision) plans under (2) above, Executive shall be entitled to continue his coverage and coverage for any eligible qualified beneficiary under Company’s group health plans in accordance with and for as long as required under the federal “COBRA” requirements (subject to payment of the applicable cost for such coverage as may be required by Company in accordance with COBRA). Any period of post-termination coverage under (2) above shall not be considered as part of the COBRA continued coverage period.

(4) For any period COBRA coverage under Company’s group health plans is in effect for Executive and/or Executive’s qualified beneficiaries during the first six (6) months after Executive’s termination of employment, Executive shall receive a monthly payment at the same time as the Severance Pay, less appropriate withholding, pursuant to the Company’s regular schedule and payroll practices, in an amount equal to the excess of the Executive’s cost for COBRA coverage over the cost Executive would have paid for group health plan coverage as an active employee of the Company.

(5) For a period of six (6) months following Executive’s termination date, continued vesting in unvested stock options outstanding as of such termination date and granted under the Company’s Stock Incentive Plan (the “Stock Plan”), or any successor thereto (the “Options”).

(6) The exercise period for a vested Option, including those which vest pursuant to (5) above, will be extended for a period of six (6) months after the otherwise applicable expiration date, but not later than the earlier of (i) the original expiration date of such Option or (ii) ten (10) years from the date of grant.

Executive further acknowledges that the Company’s obligations under this Section 8(b), are contingent upon and subject to Executive’s signing (and not revoking) an agreement and release of all claims against Company in a form similar to the one attached hereto as Schedule C (or such other form acceptable to Company).

3. In accordance with paragraph 3 of the Agreement, the compensation payable to Executive as set forth in Schedule “A” to the Agreement may be modified annually by Company. Schedule A to the Agreement is hereby voided and replaced with the Schedule A (3) that is attached to this Executive Agreement.

4. For the sake of clarification, all other terms and conditions of the Agreement not modified in Articles 2 and 3 above hereby shall remain in full force and effect.

5. EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AMENDMENT IN ITS ENTIRETY. EXECUTIVE ACKNOWLEDGES THAT HE HAS HAD THE OPPORTUNITY TO CONFER WITH ANYONE OF HIS CHOICE, INCLUDING LEGAL COUNSEL, CONCERNING THIS AMENDMENT. BY SIGNING BELOW, EXECUTIVE ACKNOWLEDGES THAT HE IS ENTERING INTO THIS AMENDMENT VOLUNTARILY AND INTENDS TO BE BOUND BY IT.

IN WITNESS WHEREOF, the authorized representative of Company and Executive have acknowledged and executed this Executive Agreement as of the day and year first above written.

MASTECH, INC.		EXECUTIVE

BY:	/s/ Steven J. Shangold	BY:	/s/ Ed Meindl
(Authorized Signature)		(Authorized Signature)

NAME:	Steven J. Shangold	NAME:	Ed Meindl
(Type or Print)		(Type or Print)

TITLE:	CEO	TITLE:	Vice President

DATE:	3/27/2009	DATE:	3/27/2009

Schedule A (3)

This Schedule A (3) dated March 16, 2011, is issued pursuant to the Executive Employment Agreement by and between the undersigned, dated March 25, 2009, and shall be incorporated therein and governed by the terms and conditions of such Executive Employment Agreement. This Schedule A (3) is effective January 1, 2011, and is intended to replace any previously issued Schedule A.

1. Position: Vice President, Sales. Executive shall report in such capacity to Company’s Chief Executive Officer.

2. Base Salary: $185,000 per year.

3. Bonus: Executive will be entitled to an annual performance-based cash bonus of $115,000, for the achievement of certain financial and operational targets. These targets, and the bonus dollars tied to such targets, will be determined and communicated to you by the Chief Executive Officer on an annual basis. For the 2011 calendar year, your bonus will be based on the following performance measures:

a.	Gross Profit – Sales Channel of Responsibility
b.	Net Consultant Growth – Sales Channel of Responsibility

The target amount for each measure for the 2011 calendar year is set forth on Appendix 1 to this schedule. Should Executive fail to achieve the target amount for the above performance measures, Executive’s annual performance-based bonus, if any, shall be based upon the Company’s evaluation of the percentage of the target amount achieved during the year. Conversely, should Executive’s performance exceed the target amount for the above performance measures, the Executive’s annual performance-based bonus may exceed the bonus amount stated above, based upon the Company’s evaluation of the percentage of the over-achievement of such target amount(s). All bonuses will be paid by February 15, 2012, following the completion of Company’s year-end audit. Executive must be employed with the company at December 31, 2011 to earn a Bonus.

4. Benefits: Executive is eligible for standard company benefits in the same manner as other executives of the Company.

5. Expenses: The Company will reimburse all properly documented expenses reasonably related to Executive’s performance of Executive’s duties hereunder.

6. Stock Options: Executive shall be eligible to receive non-qualified stock options pursuant to the Stock Incentive Plan.

BY:	/s/ Thomas B. Moran, 3/16/2011	BY:	/s/ Edward Meindl, 3/16/2011
	Company / Date		Executive / Date

Exhibit 1

Copy of Executive Employment Agreement dated January 4, 2006 (the “Agreement”)

EXECUTIVE EMPLOYMENT AGREEMENT

This Agreement is made as of the latest date indicated below between iGate Mastech Inc., a Pennsylvania corporation (hereinafter called the “Company”) and the undersigned employee, Edward Meindl (hereinafter called the “Executive”).

WHEREAS, this Agreement is a term and condition of Executive’s employment and is made in consideration for employment, wages and benefits offered to Executive contemporaneously with this Agreement; and

WHEREAS, this Agreement is necessary for the protection of Company’s legitimate and protectible business interests in its customers, prospective customers, accounts and confidential, proprietary and trade secret information.

NOW THEREFORE, for the consideration set forth herein, the parties acknowledge the receipt and sufficiency of which, and intending to be legally bound hereby, Company and Executive agree as follows:

1. DEFINITIONS. As used herein:

(a) “Company” shall mean iGate Mastech Inc. and any affiliate or joint venture of iGATE, Inc., including any direct or indirect parent or subsidiary of iGate Mastech Inc., as well as any of their respective operating divisions.

(b) “Confidential Information” shall include, but is not necessarily limited to, any information which may include, in whole or part, information concerning the Company’s accounts, sales, sales volume, sales methods, sales proposals, customers or prospective customers, prospect lists, Company manuals, formulae, products, processes, methods, financial information or data, compositions, ideas, improvements, inventions, research, computer programs, computer related information or data, system documentation, software products, patented products, copyrighted information, know how and operating methods and any other trade secret or proprietary information belonging to the Company or relating to the Company’s affairs that is not public information.

(c) “Customer(s)” shall mean any individual, corporation, partnership, business or other entity, whether for-profit or not-for-profit (i) whose existence and business is known to Executive as a result of Executive’s access to the Company’s business information, Confidential Information, customer lists or customer account information; (ii) that is a business entity or individual with whom the Company has contracted during the one (1) year period preceding the termination of Executive’s employment; (d) “Competing Business” shall mean any individual, corporation, partnership, business or other entity which operates or attempts to operate a business which provides, designs, develops, markets, engages in, invests in, produces or sells any products, services, or businesses which are the same or similar to those produced, marketed, invested in or sold by the Company.

2. DUTIES. Executive, who is employed as an at-will employee in the position set forth on Attachment A hereof as of the date of this Agreement, agrees to be responsible for such duties as are commensurate with and required by such position and any other duties as may be assigned to Executive by Company from time to time. Executive further agrees to perform Executive’s duties in a diligent, trustworthy, loyal, businesslike, productive, and efficient manner and to use Executive’s best efforts to advance the business and goodwill of Company. Executive further agrees to devote all of Executive’s business time, skill, energy and attention exclusively to the business of the Company and to comply with all rules, regulations and procedures of the Company. During the term of this Agreement, Executive will not engage in any other business for Executive’s own account or accept any employment from any other business entity, or render any services, give any advice or serve in a consulting capacity, whether gratuitously or otherwise, to or for any other person, firm or corporation, other than as a volunteer for charitable organizations, without the prior written approval of the Company, which shall not be unreasonably withheld.

3. COMPENSATION. Executive’s annual base salary and other compensation as of the date of this Agreement are as set forth on Attachment A hereto. Said wages and compensation are subject to being reviewed and modified annually by the Company. The Company shall be entitled to withhold from any payments to Executive pursuant to the provisions of this Agreement any amounts required by any applicable taxing or other authority, or any amounts loaned to Executive by the Company.

4. BENEFITS. Executive is eligible for the standard Company benefits, which may be modified by the Company.

5. POLICIES AND PRACTICES. Executive agrees to abide by all Company rules, regulations, policies, practices and procedures that the Company may amend from time to time.

6. AGREEMENT NOT TO COMPETE. In order to protect the business interest and good will of the Company with respect to Customers and accounts, and to protect Confidential Information, Executive covenants and agrees that for the entire period of time that this Agreement remains in effect, and for a period of one (1) year after termination of Executive’s employment for any reason, Executive will not:

(a) Directly or indirectly contact any Customer of the Company for the purpose of soliciting such Customer to purchase, lease or license a product or service that is the same as, similar to, or in competition with those products and/or services made, rendered, offered or under development by the Company;

(b) Directly or indirectly employ, or knowingly permit any company or business directly or indirectly controlled by Executive to employ any person who is employed by the Company at any time during the term of this Agreement, or in any manner facilitate the leaving of any such person from his or her employment with the Company;

(c) Directly or indirectly interfere with or attempt to disrupt the relationship, contractual or otherwise, between the Company and any of its employees or solicit, induce, or attempt to induce employees of the Company to terminate employment with the Company and become self-employed or employed with others in the same or similar business or any product line or service provided by Company.

Executive acknowledges that the Company is engaged in business throughout the United States, as well as in other countries and that the marketplace for the Company’s products and services is worldwide. Executive further covenants and agrees that the geographic, length of term and types of activities restrictions (non-competition restrictions) contained in this Agreement are reasonable and necessary to protect the legitimate business interests of the Company because of the scope of the Company’s business.

In the event that a court of competent jurisdiction shall determine that one or more of the provisions of this Paragraph 6 is so broad as to be unenforceable, then such provision shall be deemed to be reduced in scope or length, as the case may be, to the extent required to make this Paragraph enforceable. If the Executive violates the provisions of this Paragraph 6, the periods described therein shall be extended by that number of days which equals the aggregate of all days during which at any time any such violations occurred. Executive acknowledges that the offer of employment by the Company, or any other consideration offered for signing this agreement, is sufficient consideration for Executive’s agreement to the restrictive covenants set forth in this Paragraph 6. Executive agrees that Executive’s signing of an Employment Agreement containing the restrictive covenants set forth herein was a condition precedent to Executive’s employment with the Company.

7. NONDISCLOSURE AND NONUSE OF CONFIDENTIAL INFORMATION. The Executive covenants and agrees during Executive’s employment or any time after the termination of such employment, not to communicate or divulge to any person, firm, corporation or business entity, either directly or indirectly, and to hold in strict confidence for the benefit of the Company, all Confidential Information except that Executive may disclose such Information to persons, firms or corporations who need to know such Information during the course and within the scope of Executive’s employment. Executive will not use any Confidential Information for any purpose or for Executive’s personal benefit other than in the course and within the scope of Executive’s employment. Executive agrees to sign and abide by the terms and conditions of the Company’s Confidential Information and Intellectual Property Protection Agreement, a copy of which is attached hereto as Attachment B and incorporated as though fully set forth herein.

8. TERMINATION. Either party with or without cause under the following conditions may terminate this Agreement:

(a) With Cause Termination. Executive may be terminated from employment with “cause.” “Cause” shall mean (i) the commission of a crime involving moral turpitude, theft, fraud or deceit; (ii) conduct which brings the Company or any of its related entities into public disgrace or disrepute, (iii) substantial or continued unwillingness to perform duties as reasonably directed by Executive’s supervisors or the Board of Directors; (iv) gross negligence or deliberate misconduct; (v) any material breach of paragraphs 6 or 7 of this Agreement, or Executive’s Confidential Information and Intellectual Property Protection Agreement; or (vi) Executive’s own voluntary separation from employment. In the event that Executive is terminated with “cause,” the Company may immediately cease payment of any further wages, benefits or other compensation hereunder. Executive acknowledges that Executive has continuing obligations under this Agreement including, but not limited to Paragraphs 6 and 7, in the event that Executive is terminated with cause. Executive agrees to provide Company with thirty (30) days notice should Executive voluntarily decide to separate from Executive’s employment.

(b) Without Cause. In the event that Executive’s employment is terminated without cause, Executive will be paid 6 months (“Severance Period”) at Executive’s last base salary. All payments referenced herein, less appropriate deductions, will be paid as salary continuation pursuant to the Company’s regular schedule and payroll practices. Executive shall also be entitled to continue in the Company’s health, dental, vision and life insurance plans at the same benefit level existing at the time of employment termination during the Severance Period. In the event that Executive obtains employment with another employer during the Severance Period and said new employer provides similar benefits, Executive’s right to receive further benefits (excluding salary) shall terminate upon receipt of said benefits from Executive’s new employer. Executive shall not be entitled to continue stock option vesting or any salary or benefits other than those stated herein. Executive acknowledges Executive’s continuing obligations under this Agreement including, but not limited to Paragraphs 6, and 7, in the event that Executive is terminated without cause. Executive further acknowledges that the payment of any severance under this Agreement is conditioned upon Executive first signing an agreement and release of all claims against the Company in a form similar to the one attached hereto as Attachment C.

9. TERM. Executive’s employment shall continue until such employment is terminated in accordance with the provisions of Paragraph 8.

10. EQUITABLE RELIEF; FEES AND EXPENSES. Executive stipulates and agrees that any breach of this Agreement by Executive will result in immediate and irreparable harm to the Company, the amount of which will be extremely difficult to ascertain, and that the Company could not be reasonably or adequately compensated by damages in an action at law. For these reasons, the Company shall have the right, without objection from Executive, to obtain such preliminary, temporary or permanent injunctions or restraining orders or decrees as may be necessary to protect the Company against, or on account of, any breach by Executive of the provisions of this Agreement without the need to post bond. Such right to equitable relief is in addition to all other legal remedies the Company may have to protect its rights. In the event the Company obtains any such injunction, order, decree or other relief, in law or in equity, Executive shall be responsible for reimbursing the Company for all costs associated with obtaining the relief, including reasonable attorneys’ fees, and expenses and costs of suit. Executive further covenants and agrees that any order of court or judgment obtained by the Company which enforces the Company’s rights under this Agreement may be transferred, without objection or opposition by Executive, to any court of law or other appropriate law enforcement body located in any other state in the U.S.A. or any other country in the world where Company does business, and that said court or body shall give full force and effect to said order and or judgment.

11. EMPLOYMENT DISPUTE SETTLEMENT PROCEDURE-WAIVER OF RIGHTS. In consideration of the Company employing Executive and the wages and benefits provided under this Agreement, Executive and the Company each agree that, in the event either party (or its representatives, successors or assigns) brings an action in a court of competent jurisdiction relating to Executive’s recruitment, employment with, or termination of employment from the Company, the plaintiff in such action agrees to waive his, her or its right to a trial by jury, and further agrees that no demand, request or motion will be made for trial by jury.

In consideration of the Company employing Executive, and the wages and benefits provided under this Agreement, Executive further agrees that, in the event that Executive seeks relief in a court of competent jurisdiction for a dispute covered by this Agreement, the Company may, at any time within 60 days of the service of Executive’s complaint upon the Company, at its option, require all or part of the dispute to be arbitrated by one arbitrator in accordance with the rules of the American Arbitration Association. Executive agrees that the option to arbitrate any dispute is governed by the Federal Arbitration Act, and is fully enforceable. Executive understands and agrees that, if the Company exercises its option, any dispute arbitrated will be heard solely by the arbitrator, and not by a court. The parties agree that the prevailing party shall be entitled to have all of their legal fees paid by the non-prevailing party. This pre-dispute resolution agreement will cover all matters directly or indirectly related to Executive’s recruitment, employment or termination of employment by the Company; including, but not limited to, claims involving laws against any form of discrimination whether brought under federal and/or state law, and/or claims involving co-employees, but excluding Worker’s Compensation Claims.

THE RIGHT TO A TRIAL, AND TO A TRIAL BY JURY, IS OF VALUE. YOU MAY WISH TO CONSULT AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT. IF SO, TAKE A COPY OF THIS AGREEMENT WITH YOU. HOWEVER, YOU WILL NOT BE OFFERED EMPLOYMENT UNDER THIS AGREEMENT UNTIL THIS AGREEMENT IS SIGNED AND RETURNED BY YOU.

13. AMENDMENTS. No supplement, modification, amendment or waiver of the terms of this Agreement shall be binding on the parties hereto unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Any failure to insist upon strict compliance with any of the terms and conditions of this Agreement shall not be deemed a waiver of any such terms or conditions.

14. ACKNOWLEDGMENTS OF EXECUTIVE. Executive hereby acknowledges and agrees that: (a) this Agreement is necessary for the protection of the legitimate business interests of the Company; (b) the restrictions contained in this Agreement may be enforced in a court of law whether or not Executive is terminated with or without cause or for performance related reasons; (c) Executive has no intention of competing with the Company within the limitations set forth above; (d) Executive has received adequate and valuable consideration for entering into this Agreement; (e) Executive’s covenants shall be construed as independent of any other provision in this Agreement and the existence of any claim or cause of action Executive may have against the Company, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by Company of these covenants; and (f) the execution and delivery of this Agreement is a mandatory condition precedent to the Executive’s receipt of the consideration provided herein.

15. FULL UNDERSTANDING. Executive acknowledges that Executive has been afforded the opportunity to seek legal counsel, that Executive has carefully read and fully understands all of the provisions of this Agreement and that Executive, in consideration for the compensation set forth herein, is voluntarily entering into this Agreement.

16. SEVERABILITY. This Agreement supersedes all prior agreements, written or oral, between the parties hereto concerning the subject matter hereof. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. The restrictive covenants stated herein may be read as if separate and apart from this Agreement and shall survive the termination of Executive’s employment with the Company for any reason.

17. ENTIRE AGREEMENT. This Agreement supercedes all prior agreements, discussions, correspondence whether written or oral, between Company and Executive concerning the subject matter hereof.

18. CHOICE OF LAW, JURISDICTION AND VENUE. The parties agree that this Agreement shall be deemed to have been made and entered into in Allegheny County, Pennsylvania and that the Law of the Commonwealth of Pennsylvania shall govern this Agreement, without regard to conflict of laws principles. Jurisdiction and venue is exclusively limited in any proceeding by the Company or Executive to enforce their rights hereunder to any court or arbitrator geographically located in Allegheny County, Pennsylvania. The Executive hereby waives any objections to the jurisdiction and venue of the courts in or for Allegheny County, Pennsylvania, including any objection to personal jurisdiction, venue, and/or forum nonconveniens, in any proceeding by the Company to enforce its rights hereunder filed in or for Allegheny County, Pennsylvania. Executive agrees not to object to any petition filed by the Company to remove an action filed by Executive from a forum or court not located in Allegheny County, Pennsylvania.

19. SUCCESSORS IN INTEREST. This Agreement shall be binding upon and shall inure to the benefit of the successors, assigns, heirs and legal representatives of the parties hereto. The Company shall have the right to assign this Agreement in connection with a merger, consolidation or restructuring involving the Company, or a sale or transfer of the business and/or any assets of the Company, and Executive agrees to be obligated by this Agreement to any successor, assign or surviving entity. Any successor to the Company is an intended third party beneficiary of this Agreement. Executive may not assign this Agreement.

20. NOTICES. All notices, requests, demands or other communications by the terms hereof required or permitted to be given by one party to the other shall be given in writing by personal delivery or by registered mail, postage prepaid, addressed to such other party or delivered to such other party as follows:

(a)	To the Company at:

1000 Commerce Drive, Suite 500 Pittsburgh, PA 15275 Attention:

(b)	To the Executive at:

552 Shumaker Drive Monroeville, PA 15146 Attention: Executive

Or at such other address as may be given by either of them to the other in writing from time to time, and such notices, requests, demands, acceptances or other communications shall be deemed to have been received when delivered or, if mailed, three (3) Business Days after the day of mailing thereof; provided that if any such notice, request, demand or other communication shall have been mailed and if regular mail service shall be interrupted by strikes or other irregularities, such notices, requests, demands or other communications shall be deemed to have been received when delivered or, if mailed, three (3) Business Days from the day of the resumption of normal mail service.

21. COUNTERPARTS; TELECOPY. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of executed signature pages by facsimile transmission will constitute effective and binding execution and delivery of this Agreement.

22. HEADINGS. The headings used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

23. SURVIVABILITY. The terms of this Agreement survive the termination of Executive’s employment with the Company for any reason.

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL OF THE PROVISIONS OF THIS AGREEMENT AND THAT I AM VOLUNTARILY ENTERING INTO THIS AGREEMENT.

iGATE MASTECH INC.		EXECUTIVE:

By:	/s/ Steven J. Shangold	By:	/s/ Ed Meindl

Date:	1/3/2006	Date:	1/4/2006

Witness:	/s/ Murali Balasubramanyam	Witness:	/s/ Steven J. Shangold

Date:	1/3/2006	Date:	1/3/2006